Exhibit 5.1

www.velaw.com

Tel 713.758.2222 Fax 713.758.2346

May 5, 2017

Rosehill Resources Inc.

16200 Park Row, Suite 300

Houston, Texas 77084

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Rosehill Resources Inc. (f/k/a KLR Energy Acquisition Corp.), a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”) initially filed on or about the date hereof, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) relating to the offer and sale, from time to time, by the selling securityholders identified in the Registration Statement of an aggregate of 114,441 shares of 8.000% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”), including 37,241 shares of Series A Preferred Stock potentially issuable over the next five years as dividends (the “Dividend Preferred Stock”).

The securities described in the foregoing are collectively referred to herein as the “Securities.”

In connection with this opinion, we have examined the following documents: (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) the Certificate of Designations of the Series A Preferred Stock, (iv) the Shareholders’ and Registration Rights Agreement, dated as of December 20, 2016, by and among the Company and certain of the Selling Securityholders, (v) the Subscription Agreements, dated as of December 20, 2016, between the Company and certain of the Selling Securityholders, (vi) the Side Letter, dated as of December 20, 2016, by and among the Company and certain of the Selling Securityholders, (vii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement, and (viii) such other certificates, statutes and other instruments and documents that we considered necessary or appropriate for the purpose of rendering the opinions set forth below. In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

For purposes of rendering the opinions set forth below, we have made the following assumptions: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) each person signing the documents that we reviewed has the legal capacity and authority to do so; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, if any; and (vi) at the time of the issuance of Dividend Preferred Stock, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue the Dividend Preferred Stock, and (c) the Company will have made available for issuance such number of Dividend Preferred Stock.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Series A Preferred Stock is validly issued, fully paid and non-assessable, and when the Board has taken all necessary corporate action to approve the issuance of the Dividend Preferred Stock, and when it is issued and delivered in accordance with the terms of the Certificate of Designations, the Divided Preferred Stock will be validly issued, fully paid and non-assessable.

Our opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America. We do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction, domestic or foreign. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Vinson & Elkins LLP in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.